Exhibit 3.201

DOMESTIC LIMITED LIABILITY COMPANY CERTIFICATE OF ORGANIZATION

FEDERAL EMPLOYER IDENTIFICATION
NO. 04-2969190

1.	The name of the limited liability company: Harrison Conference Services of Wellesley, LLC

2.	The street address of the office in Massachusetts at which the limited liability company’s records will be maintained: 101 Federal Street, Boston MA 02110

3a.	The general character of its business is: conference services

3b.	If the limited liability company is organized to render a professional service, the service to be rendered, and the name and address of each member or manager who will render a service in Massachusetts are as follows:

The limited liability company will abide by and be subject to any conditions or limitations established by any regulating board, including the provisions of liability insurance required by Chapter 156C, Section 65.

This Certificate or Organization is accompanied by a certificate from the applicable regulating board certifying that each member or manager who will render a professional service in Massachusetts is duly licensed.

4.	The latest date of dissolution, if any:

5.	The name and business address of the agent for service of process required to be maintained by M.G.L. Chapter 156C, Section 5 is : C T Corporation System, 155 Federal Street, Suite 700, Boston, Massachusetts 02110

6.	The name and business address, if different from the office location, of each manager is as follows:

	NAME	BUSINESS ADDRESS
None

7.	The name and business address, if different from the office location, of any person in addition to the manager, who is authorized to execute documents to be filed with the Division is as follows:

	NAME	BUSINESS ADDRESS
	Kimberly S. Cook	1101 Market Street
Philadelphia, PA 19107

8.	The name and business address, if different from the office location, of the person, if any, authorized to execute, acknowledge, deliver and record any recordable instrument purporting to affect an interest in real property is:

9.	Other matters the authorized persons have determined to include are as follows:

DATED March 31, 2007	Harrison Conference Services of Wellesley, LLC (Name of Limited Liability Company)

	By:	/s/ Kimberly S. Cook
Kimberly S. Cook, Authorized Person
(Print Name)